Exhibit 3.1.1

CERTIFICATE OF FORMATION

OF

BLG SECURITIES COMPANY, LLC

This Certificate of Formation of BLG Securities Company, LLC (the “LLC”) dated as of January 10, 2008, has been duly executed and is being filed by the undersigned as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.

Name.  The name of the limited liability company formed and continued hereby is BLG Securities Company, LLC.

2.

Registered Office.  The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

3.

Registered Agent.  The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

BLG SECURITIES COMPANY, LLC

By:    /s/ Brian E. Bomstein

Name:

Brian E. Bomstein

Title:

Authorized Person